EXHIBIT 99.1

United-Guardian Receives FDA Approval to Market New Single-Dose Form of Renacidin®

HAUPPAUGE, N.Y., Jan. 04, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that it has received FDA approval of its Supplemental New Drug Application to market a new single-dose form of Renacidin®(Citric Acid, Glucono delta-Lactone, and Magnesium Carbonate), the company’s proprietary irrigating solution that is used to prevent and dissolve calcifications in indwelling catheters. The newly-approved drug product will be supplied in a 30mL single-use plastic bottle, and will replace the company’s 500mL glass bottle. The company expects to have the new product available for distribution in March or April 2016.

Ken Globus, President of United-Guardian stated, “We are extremely pleased to finally receive FDA approval to market Renacidin in a more user-friendly bottle. Over the many years that Renacidin has been on the market we have received numerous requests to bring to market a ready-to-use, single-dose unit. The new bottle will enable the user to dispense the product directly into a catheter without having to use a separate syringe. We believe that this new single-dose unit will make the product much easier for both medical professionals and caregivers to use, and are very pleased to finally be able to offer this easier-to-use product to the thousands of patients who depend on it.”

United-Guardian, Inc. is a manufacturer of pharmaceuticals, cosmetic ingredients, personal care and health care products. For more information about Renacidin please visit the company’s web site at www.u-g.com, or contact the company at 1-800-645-5566.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900